Exhibit 99.1

Virtual Radiologic Corp. Announces Third Quarter 2008 Financial Results

Reports Revenue of $29.0 million; Volume Growth of 27 Percent

MINNEAPOLIS, Minn., October 27, 2008 — Virtual Radiologic Corp. (NASDAQ: VRAD), a leading global provider of teleradiology services, today reported financial results for its third quarter ended September 30, 2008.

Third Quarter 2008 Highlights

•                  Revenue of $29.0 million up 21%

•                  Read volume of 600,386 up 27%

•                  Adjusted EBITDA(1) of $6.5 million up 16% to 22.5% of revenue

•                  Adjusted net income(2) of $3.6 million resulting in Adjusted diluted earnings per share(3) (EPS) of $0.21

•                  GAAP net income of $3.6 million; GAAP EPS of $0.21

•                  Cash and investments of $34.8 million; the Company has no debt

•                  Shares repurchased totaled $1.9 million under the $8.0 million Share Repurchase Program

“We are pleased with our strong volume and revenue growth during the third quarter of 2008,” said Sean Casey, Virtual Radiologic’s Chairman and Chief Executive Officer. “High customer retention rates and new customer acquisitions at record levels, together with steps we have taken to strengthen our business and align our costs, give us the confidence that we are well positioned for future growth and profitability.”

Third Quarter Results

Total revenues increased 21% to $29.0 million for the quarter ended September 30, 2008, compared to $24.0 million for the quarter ended September 30, 2007.  The increase in revenue over the third quarter of 2007 resulted primarily from a 24% increase in the number of hospitals and medical facilities served to 978 as of September 30, 2008, which represents approximately 15% of all hospitals in the United States.

Adjusted EBITDA increased 16% to $6.5 million for the quarter ended September 30, 2008, compared to $5.6 million for the quarter ended September 30, 2007.  This increase resulted primarily from the growth in total revenues and was offset by corresponding increases in professional services and sales, general and administrative expenses.

Adjusted net income was $3.6 million for the quarter ended September 30, 2008, compared to $3.3 million for the quarter ended September 30, 2007, resulting in Adjusted diluted earnings per share of $0.21 and $0.19, respectively.

GAAP net income (loss) available to common stockholders was $3.6 million for the quarter ended September 30, 2008, compared to $(18.0) million for the quarter ended September 30, 2007, resulting in diluted earnings (loss) per share of $0.21 and $(2.22), respectively.

Cash and Cash Equivalents and Short-term Investments totaled $34.8 million at September 30, 2008 from $32.4 million at June 30, 2008.

Share Repurchase Program

During the third quarter the Company completed share repurchases totaling $1.9 million under the $8.0 million share repurchase program announced on August 6, 2008. The program was subsequently completed on October 24, 2008, with a total of 944,760 shares repurchased at an average price of $8.44.

Conference Call Information

The Company will be hosting a conference call October 27, 2008 at 3:30 P.M. central DST to discuss these results and provide a general business update.  Participants can access the call by dialing (877) 718-5098 (within the United States and Canada), or (719) 325-4807 (outside the United States and Canada).  A live webcast of the conference call will be available on the Company’s corporate web site at http://ir.virtualrad.com under “Events and Presentations.”  A replay of the call will be available approximately three hours after the call has ended and will be available until 11:59 P.M. eastern DST on Thursday, November 27, 2008.  To access the replay, dial (719) 457-0820 and use passcode 4056318.

About Virtual Radiologic

Virtual Radiologic Corporation (http://www.virtualrad.com) provides teleradiology solutions to radiology practices and medical centers throughout the United States and internationally. Utilizing market-leading, proprietary workflow technology, Virtual Radiologic’s predominantly U.S.-based physicians perform preliminary and final read interpretations for emergent and non-emergent needs - day or night, 365 days a year. Virtual Radiologic’s American Board of Radiology-certified radiologists are collectively licensed in all 50 states. Virtual Radiologic is Joint Commission-certified and serves over 600 clients supporting more than 975 medical facilities.

Safe Harbor for Forward-Looking and Cautionary Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, in particular, statements about our plans, objectives, strategies and prospects regarding, among other things, our business and results of operations. These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of Virtual Radiologic Corporation to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Statements that are not historical facts in this press release are forward-looking statements that involve certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. Except as required by applicable law, Virtual Radiologic Corporation undertakes no duty to update these forward-looking statements due to new information or as a result of future events.

Notes Regarding the Use of Non-GAAP Financial Measures

The Company records its results of operations in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  In addition, the Company is providing certain supplemental non-GAAP information which the Company believes to be an important indicator of its financial performance.  These financial measures are not financial measures under GAAP and the Company’s calculation of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.  The Company uses the following non-GAAP financial measures:

•                  Adjusted EBITDA – operating income excluding the effects of depreciation and amortization and non-cash stock-based compensation expense;

•                  Adjusted net income – net income available to common stockholders excluding the effects of non-controlling interest, non-cash stock-based compensation, net of tax, non-recurring financing charges, preferred cash dividends paid and Series A Cumulative Redeemable Convertible Preferred Stock accretion;

•                  Adjusted diluted earnings per share – Adjusted net income divided by Pro-forma diluted shares outstanding; and

•                  Pro-forma diluted shares outstanding –weighted average diluted shares outstanding plus weighted average Series A Preferred Stock outstanding, common share equivalents and the additional weighted average common shares that would have been outstanding had the Company’s initial public offering been completed as of the beginning of the applicable reporting period.

The Company presents these non-GAAP financial measures because it believes that they are a useful indicator of its performance and on going operations.  The Company’s management also uses these non-GAAP financial measures in order to review and assess its operating performance and its management team in connection with certain incentive programs and the preparation of its financial projections.  In addition, the Company believes that these non-GAAP financial measures are useful to investors because such measures are frequently used by securities analysts to measure a company’s operating performance without regard to certain items, such as income tax expense, interest expense and depreciation and amortization, which can vary substantially from company to company.

Adjusted EBITDA, Adjusted net income, Adjusted diluted earnings per share and Pro-forma diluted shares outstanding are not measurements of the Company’s financial performance under GAAP and should not be considered as an alternative to operating income, net income, earnings per share or any other performance measures derived in accordance with GAAP.

Contact

Mollie O’Brien

Director, Investor and Public Relations

(952) 595-1196

SOURCE: Virtual Radiologic Corporation

http://www.virtualrad.com

(1)    Adjusted EBITDA consists of operating income excluding the effects of depreciation and amortization and non-cash stock-based compensation expense. See “Notes Regarding the Use of Non-GAAP Financial Measures” and “Supplemental Information and Non-GAAP Reconciliations” for more information related to Adjusted EBITDA.

(2)    Adjusted net income consists of net income available to common stockholders excluding the effects of non-controlling interest, non-cash stock-based compensation, net of tax, non-recurring financing charges, preferred cash dividends paid and Series A Cumulative Redeemable Convertible Preferred Stock accretion.  See “Notes Regarding the Use of Non-GAAP Financial Measures” and “Supplemental Information and Non-GAAP Reconciliations” for more information related to Adjusted net income.

(3)    Adjusted diluted earnings per share consists of Adjusted net income divided by Pro-forma diluted shares outstanding. See “Notes Regarding the Use of Non-GAAP Financial Measures” and “Supplemental Information and Non-GAAP Reconciliations” for more information related to Adjusted diluted earnings per share.

VIRTUAL RADIOLOGIC CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Revenue	$29,025	$24,033	$78,266	$63,298

Operating costs and expenses
Professional services	12,899	11,748	35,176	32,434
Sales, general and administrative	9,600	7,842	27,667	22,137
Depreciation and amortization	1,286	654	3,357	1,701
Total operating costs and expenses	23,785	20,244	66,200	56,272

Operating income	5,240	3,789	12,066	7,026

Other income (expense)
Interest expense	—	(435)	—	(442)
Interest income	185	138	450	252
Total other income (expense)	185	(297)	450	(190)
Income before non-controlling interest and income tax	5,425	3,492	12,516	6,836

Non-controlling interest expense	2	1,752	10	2,091
Income before income tax expense	5,423	1,740	12,506	4,745

Income tax expense	1,859	1,192	4,942	2,579
Net income	3,564	548	7,564	2,166

Cash dividends paid
Preferred	—	(13,596)	—	(13,596)
Series A Cumulative Redeemable Convertible
Preferred Stock accretion	—	(4,950)	—	(25,068)
Net income (loss) available to common stockholders	$3,564	$(17,998)	$7,564	$(36,498)

Earnings (loss) per common share
Basic	$0.21	$(2.22)	$0.45	$(4.91)
Diluted	$0.21	$(2.22)	$0.44	$(4.91)
Weighted average common shares outstanding
Basic	16,733	8,122	16,689	7,436
Diluted	17,186	8,122	17,218	7,436

SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (Unaudited) (in thousands, except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Adjusted EBITDA(1)	$6,524	$5,610	$15,566	$12,063
Adjusted net income(1)	$3,565	$3,279	$7,661	$6,260
Adjusted diluted earnings per share(1)	$0.21	$0.19	$0.44	$0.37
Pro-forma diluted shares outstanding(1)	17,186	17,390	17,218	17,116

(1) See “Notes Regarding the Use of Non-GAAP Financial Measures” and “Supplemental Information and Non-GAAP Reconciliations” for more information related to the non-GAAP financial measures presented in this table.

VIRTUAL RADIOLOGIC CORPORATION

SUPPLEMENTAL INFORMATION AND NON-GAAP RECONCILIATIONS

(Unaudited)

(in thousands, except per share data)

The following table reconciles the GAAP financial measure of Operating income to the non-GAAP supplemental financial measure of Adjusted EBITDA which excludes the effects of depreciation and amortization and non-cash stock-based compensation expense.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Reconciliation of Operating income to Adjusted EBITDA:

Operating income	5,240	3,789	12,066	7,026
Depreciation and amortization	1,286	654	3,357	1,701
Physician non-cash stock-based compensation	(419)	875	(978)	2,928
Employee non-cash stock-based compensation	417	292	1,121	408
Adjusted EBITDA	$6,524	$5,610	$15,566	$12,063

The following table reconciles the GAAP financial measure of Net income (loss) available to common stockholders to the non-GAAP supplemental financial measure of Adjusted net income which excludes the effects of non-controlling interest, non-cash stock-based compensation expense, net of tax, non-recurring financing charges, preferred cash dividends paid, and Series A Cumulative Redeemable Convertible Preferred Stock accretion, and presents the related Adjusted diluted earnings per share.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Reconciliation of Net income (loss) available to common stockholders to Adjusted net income:

Net income (loss) available to common stockholders	$3,564	$(17,998)	$7,564	$(36,498)
Non-controlling interest expense	2	1,752	10	2,091
Physician non-cash stock-based compensation, net of tax(1)	(275)	412	(591)	1,382
Employee non-cash stock-based compensation, net of tax(1)	274	137	678	192
Non-recurring financing charges	—	430	—	429
Preferred cash dividends paid	—	13,596	—	13,596
Series A Cumulative Redeemable Convertible Preferred Stock accretion	—	4,950	—	25,068
Adjusted net income	$3,565	$3,279	$7,661	$6,260

Adjusted diluted earnings per share	$0.21	$0.19	$0.44	$0.37

Reconciliation of Weighted average common shares outstanding to Pro-forma diluted shares outstanding:

Weighted average diluted shares outstanding	16,733	8,122	16,689	7,436
Weighted average Series A Preferred Stock outstanding	—	3,627	—	3,627
Common share equivalents	453	1,641	529	2,053
Assumed issuance of weighted average common shares from initial public offering(2)	—	4,000	—	4,000
Pro-forma diluted shares outstanding	17,186	17,390	17,218	17,116

(1) Assumes that the effective tax rate for the three and nine months ended September 30, 2007 was equal to the effective tax rate for the year ended December 31, 2007.

(2) Assumes that the issuance of 4.0 million shares of common stock, which occurred in conjunction with the completion of the Company’s initial public offering on November 14, 2007, occurred on January 1, 2007.

VIRTUAL RADIOLOGIC CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS AND SELECTED OPERATING DATA

(Unaudited)

	As of September 30, 2008	As of December 31, 2007
	(in thousands)

Cash and cash equivalents	$27,755	$33,487
Short-term investment	7,000	—
Accounts receivable, net	16,659	12,486
Other current assets	3,154	5,104
Non-current assets	17,394	8,359
Total assets	$71,962	$59,436

Current liabilities	$10,163	$8,870
Non-current liabilities	1,692	228
Total liabilities	11,855	9,098
Non-controlling interest	18	8
Total stockholders’ equity	60,089	50,330
Total liabilities and stockholders’ equity	$71,962	$59,436

	As of September 30,
	2008	2007
Affiliated radiologists providing services	134	106
Affiliated radiologists under contract	147	121
Customers	601	457
Hospitals and other medical facilities served	978	787

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Total reads	600,386	473,263	1,609,274	1,238,579
Percentage growth over prior year period	27%	56%	30%	71%
Same site volume growth(1)	1%	22%	7%	17%
Percentage of revenue from final reads	24%	25%	23%	25%

(1) Same-site volume growth is calculated as the percentage increase in the number of reads over the comparable prior year period generated by a facility that has been under contract for at least three months at the beginning of the measurement period and remains a customer throughout that period.